Exhibit 99.1 – Press Release Regarding Mr. Johnson’s Decision To Leave the Employ of the Bank

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

May 26, 2005	For More Information Contact: Michael N. Vittorio, President & Chief Executive Officer (516) 671-4900, Ext. 513 Mark D. Curtis, Senior Vice President and Treasurer (516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE

                Effective May 25, 2005, J. William Johnson, Chairman of The First of Long Island Corporation and The First National Bank of Long Island, has decided to retire from the Bank and its holding company and to resign both as Chairman and Director. The Bank has accepted his resignation with regret and much appreciation for years of dedicated service and accomplishments.

                Mr. Johnson joined the Bank in 1979. He retired as Chief Executive Officer of both entities in September 2003. Under his leadership the assets of the Bank grew from approximately $70 million to nearly $1 billion. Additionally, under Mr. Johnson’s management, the Bank’s branch system grew from six locations to twenty-four locations on Long Island and in Manhattan.

                Weiss Ratings, a leading independent provider of ratings analysis of elite financial services companies, positions The First National Bank of Long Island as an excellent Bank in terms of capital adequacy, asset quality, profitability, liquidity, and stability.

                Mr. Johnson will be succeeded by Walter C. Teagle III who presently serves as a director of The First of Long Island Corporation, The First National Bank of Long Island, and The Teagle Foundation. He is assuming the title of Non-Executive Chairman. Mr. Teagle recently joined Groton Partners LLC as a partner and focuses his efforts on private investments. Before joining Groton, Mr. Teagle served as the President of Teagle Management, Inc., a private investment consulting firm. He also served as a director of Lexent, Inc. from 1998 to 2002, during which time he held various executive offices at Lexent. Prior to 1998, Mr. Teagle was the President and Chief Executive Officer of Metro Design Systems, Inc., an engineering and design firm.

                Mr. Teagle holds a B.S. in Economics from the University of Maryland and an M.B.A. in Finance from the University of Pennsylvania Wharton School. Known to friends and family as “Teague,” Mr. Teagle resides in Mill Neck with his wife, Janet, where they raised their two sons and a daughter.

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